For More Information:

Jim McCubbin, EVP & CFO	Brett Maas or Dave Fore
WidePoint Corporation	Hayden IR
7926 Jones Branch Drive, Suite 520	(646) 536-7331
McLean, VA 22102	brett@haydenir.com
(703) 349-2577
jmccubbin@widepoint.com

WidePoint Corporation Reports 21% Revenue Growth and More Than
Doubles Net Income for the Third Quarter of 2010

Q3 2010 Revenue Growth Driven by Cyber Security Solutions; Gross Margin Improves 500 basis points to 29%; Operating Margin Improves 350 basis points; and Net Income for Q3 2010 up 115% vs. Prior Year

WASHINGTON, November 10, 2010 /PRNewswire-FirstCall/ — WidePoint Corporation (NYSE Amex: WYY), a specialist in wireless mobility management and Cyber Security Solutions, today announced financial results for the three months and nine months ending September 30, 2010.

Third Quarter 2010 Highlights

•	Net revenue for the quarter ended September 30, 2010 increased approximately 21% to $13.8 million from $11.4 million in last year's comparable period.
•	Growth was driven by a 158% year-over-year increase in Cyber Security Solutions segment revenue.
•	Gross profit increased 47% to $3.9 million (29% gross margin), compared to $2.7 million (24% gross margin) on higher margin revenue during the period.
•	Income from operations was approximately $1.2 million, a 102% increase, compared to approximately $583,000 in last year's comparable period.
•	Net income increased 115% to approximately $1.1 million, or $0.02 per share, compared to net income of approximately $515,000, or $0.01 per share, in last year's comparable period.

Steve Komar, CEO, WidePoint commented, "We are very pleased to be able to report continuing positive operating results as we strengthen our positioning in key growth markets.  WidePoint continues to benefit from its diversified platform for growth, characterized by our Cyber Security Solutions segment leading the way in the current quarter with strong sequential and year-over-year growth.  Solid performance from our IT Consulting Services and Wireless Mobility segments augmented the Cyber Security achievement (which was highlighted by a very substantial initial order from the Department of the Navy) during the Quarter just ended. Overall, this was a strong, robust quarter for WidePoint Corporation and has set the stage for continued positive performance for the remainder of 2010 and into 2011."

Third Quarter 2010 Financial Results

Net revenue for the three months ended September 30, 2010 increased $2.4 million, or 21%, to $13.8 million from $11.4 million in last year's comparable period. The increase in revenues was primarily attributable to increases in the Cyber Security Solutions segment, which increased 158% to $4.0 million from $1.6 million in the year-ago period. The growth in Cyber Security Solutions was primarily the result of a purchase by the Department of the Navy, the continued rollout for the State of Delaware under an award issued during the second quarter of 2010 by Delaware State University, and continued increases in credential sales associated with several initiatives requiring the use of those credentials by government agencies.

Gross profit for the three month period ended September 30, 2010 was approximately $3.9 million (or 29% of revenues), as compared to gross profit of approximately $2.7 million (or 24% of revenues), for the three month period ended September 30, 2009.  Overall gross margin was higher in the third quarter of 2010 as a result of greater revenues and higher margins associated with improved economies of scale in the Cyber Security Solutions segment. Gross profit as a percentage of revenues is expected to increase as cost of sales as a percentage of revenues decreases due to a greater mix of higher margin services although there may be periods of variability in margin growth associated with changes in product mix.

Total operating expenses increased 32% to $2.8 million for the quarter ended September 30, 2010 compared to $2.1 million for the year-ago period. Operating expenses as a percentage of sales increased to 20% from 18% in the year-ago period, due to increases in both Sales and Marketing and in General and Administrative expenses.

WidePoint reported income from operations of approximately $1.2 million in the third quarter, up approximately 102% from approximately $583,000 in the third quarter last year. Net income was approximately $1.1 million, up approximately 115% compared to net income of approximately $515,000, in the year-ago period. Earnings per share for the third quarter of 2010 were $0.02 per diluted share, compared to $0.01 in the year-ago period.

Year-To-Date Financial Results

Net revenue for the nine months ended September 30, 2010 increased $5.5 million, or 17%, to $37.4 million from $31.9 million in last year's comparable period. The increase in revenues was primarily attributable to increases in Cyber Security Solutions and IT Consulting Services and Products segments, which increased from $7.9 million to $8.8 million (or 19%), respectively. Wireless Mobility Management segment revenue increased marginally to $20.7 million.

Gross profit for the nine month period ended September 30, 2010 was approximately $9.4 million (or 25% of revenues), as compared to gross profit of approximately $6.9 million (or 22% of revenues), for the nine month period ended September 30, 2009.

Total operating expenses increased 28% to $7.4 million for the nine months ended September 30, 2010 compared to $5.8 million for the year-ago period. Operating expenses as a percentage of sales increased about 200 basis points to 20% from 18% in the year-ago period, due to increases in both sales and marketing and in general and administrative expenses.

WidePoint reported income from operations of approximately $2.0 million in the nine months ended September 30, 2010, up approximately 75% from approximately $1.1 million in the same period last year. Net income was approximately $1.8 million, up approximately 97% compared to net income of approximately $895,000, in the year-ago period.

WidePoint CFO Jim McCubbin added, "We were pleased with the continued acceleration in our organic growth that we witnessed in the third quarter along with the expansion of our operating margins and profitability.  The positive performance from our Cyber Security Solutions segment, in particular demonstrates the impact this segment has on driving positive operating results to our margins and bottom line.  The increasing revenues generated from higher margin areas such as our Cyber Security Solutions segment shows the leverage we can have in our business model in driving a higher and higher portion of each incremental revenue dollar to our bottom line.”

Outlook

Management expects FYE 2010 to:

•	Increase consolidated revenues by 17-22%.
•	Expand gross margins and operating margins. Management has targeted gross margins in the range of 22-26% and operating margins in the range of 6-8%.
•	Maintain or decrease selling, general and administrative costs as a percent of total revenue.
•	Accelerate the growth rate of net income.

Conference Call Information

A conference call and live webcast will take place at 4:30 p.m. Eastern Time, on Wednesday, November 10, 2010. Anyone interested in participating should call 1-877-941-8602 if calling within the United States or 1-480-629-9809 if calling internationally. There will be a playback available until November 17, 2010. To listen to the playback, please call 1-877-870-5176 if calling within the United States or 1-858-384-5517 if calling internationally. Please use pin number 4384218 for the replay.

The call will also be accompanied live by webcast over the Internet and accessible at http://viavid.net/dce.aspx?sid=00007DC2.

About WidePoint

WidePoint is a specialist in providing wireless mobility management and Cyber Security Solutions utilizing its advanced information technology products and services. WidePoint has several wholly owned subsidiaries holding major government and commercial contracts including, Operational Research Consultants, Inc., iSYS, LLC, Protexx Technology Corporation, Advanced Response Concepts Corporation, and WidePoint IL, Inc. WidePoint enables organizations to deploy fully compliant IT services in accordance with government-mandated regulations and advanced system requirements. For more information, visit http://www.widepoint.com.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company's financing plans; (ii) trends affecting the company's financial condition or results of operations; (iii) the company's growth strategy and operating strategy; (iv) the declaration and payment of dividends; and (v) the risk factors disclosed in the Company's periodic reports filed with the SEC. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company's ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company's Forms 10-K and 10-Q filed with the SEC.

-tables follow-

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2010	2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,702,895	$6,238,788
Accounts receivable, net of allowance of $156,010 and $52,650, respectively	9,263,580	7,055,525
Unbilled accounts receivable	2,584,604	1,334,455
Prepaid expenses and other assets	343,387	359,563
Total current assets	15,894,466	14,988,331
Property and equipment, net	472,841	538,811
Goodwill	10,475,513	9,770,647
Other Intangibles, net	1,196,996	1,381,580
Other assets	62,377	75,718
Total assets	$28,102,193	$26,755,087

Liabilities and stockholders’ equity
Current liabilities:
Short term note payable	$25,922	$102,074
Accounts payable	6,546,112	7,120,168
Accrued expenses	2,819,436	2,304,995
Deferred revenue	393,317	768,504
Short-term portion of long-term debt	548,195	520,855
Short-term portion of deferred rent	15,793	54,497
Short-term portion of capital lease obligation	59,286	112,576
Total current liabilities	10,408,061	10,983,669
Deferred income tax liability	431,450	313,782
Long-term debt, net of current portion	192,707	604,048
Fair value of earnout liability	300,000	—
Deferred rent, net of current portion	102,462	7,312
Capital lease obligation, net of current portion	32,485	67,632
Total liabilities	$11,467,165	$11,976,443

Stockholders’ equity:
Common stock, $0.001 par value; 110,000,000 shares authorized; 61,380,133 and 61,375,333 shares issued and outstanding, respectively	61,380	61,375
Stock warrants	24,375	24,375
Additional paid-in capital	67,963,301	67,874,394
Accumulated deficit	(51,414,028)	(53,181,500)
Total stockholders’ equity	16,635,028	14,778,644
Total liabilities and stockholders’ equity	$28,102,193	$26,755,087

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(unaudited)
Revenues, net	$13,757,098	$11,378,793	$37,372,274	$31,906,457
Cost of sales (including amortization and depreciation of $201,375, $245,876, $670,937, and $731,767, respectively)	9,824,729	8,704,275	27,985,311	24,986,779

Gross profit	3,932,369	2,674,518	9,386,963	6,919,678

Sales and marketing	463,846	333,130	1,294,849	827,913
General and administrative (including shared-based compensation expense of $30,007, $20,093, $86,752, and $126,680, respectively)	2,240,189	1,711,688	5,954,721	4,824,670
Depreciation expense	50,857	46,887	149,334	130,999

Income from operations	1,177,477	582,813	1,988,059	1,136,096

Interest income	2,128	3,548	10,973	22,287
Interest expense	(18,418)	(31,678)	(68,588)	(145,678)
Other expense	-	(49)	-	(49)

Net income before income tax expense	$1,161,187	$554,634	$1,930,444	$1,012,656

Income tax expense	6,472	-	45,304	-
Deferred income tax expense	39,223	39,223	117,668	117,668

Income tax expense	45,695	39,223	162,972	117,668

Net income	$1,115,492	$515,411	$1,767,472	$894,988

Basic earnings per share	$0.02	$0.01	$0.03	$0.02
Basic weighted average shares outstanding	61,375,698	60,348,616	61,375,456	58,990,406
Diluted earnings per share	$0.02	$0.01	$0.03	$0.01
Diluted weighted average shares outstanding	63,170,833	62,063,726	63,155,043	61,440,208

WIDEPOINT CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
	2010	2009
Cash flows from operating activities:

Net income	$1,767,472	$894,988
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax expense	117,668	117,668
Depreciation expense	218,674	176,112
Amortization of intangibles	601,597	686,654
Amortization of deferred financing costs	5,423	6,665
Stock options expense	86,752	126,680
Loss on disposal of equipment	-	49

Changes in assets and liabilities (net of business combinations):
Accounts receivable and unbilled accounts receivable	(3,458,204)	(345,903)
Prepaid expenses and other current assets	58,176	(99,572)
Other assets	7,918	12,534
Accounts payable and accrued expenses	(300,303)	817,045
Deferred revenue	(375,187)	(704,362)
Net cash (used in) provided by operating activities	$(1,270,014)	$1,688,558

Cash flows from investing activities:
Purchase of subsidiary, net of cash acquired	(533,701)	13,627
Purchase of property and equipment	(109,029)	(189,347)
Software development costs	(35,593)	(26,530)
Net cash used in investing activities	$(678,323)	$(202,250)

Cash flows from financing activities:
Borrowings on notes payable	-	400,737
Principal payments on notes payable	(501,279)	(2,867,593)
Principal payments under capital lease Obligation	(88,437)	(86,120)
Proceeds from exercise of stock options	2,160	3,750
Costs related to renewal fee for line of credit	-	(12,000)
Net cash used in financing activities	$(587,556)	$(2,561,226)

Net decrease in cash	$(2,535,893)	$(1,074,918)

Cash and cash equivalents, beginning of period	$6,238,788	$4,375,426

Cash and cash equivalents, end of period	$3,702,895	$3,300,508

Non-cash investing activities:
Capital leases for acquisition of property and Equipment	-	$94,402

Supplementary Information:
Cash paid for income tax	$45,304	$-
Cash paid for interest	$65,690	$293,498